FOR IMMEDIATE RELEASE Contact: Greg Smore | PECO.Media@exeloncorp.com | 215-841-5555 PECO, 2301 Market Street, Philadelphia, PA 19103 PECO Withdraws Electric and Natural Gas Regulatory Rate Review Filings to Prioritize Customer Affordability PHILADELPHIA, PA (April 16, 2026) – Citing significant financial pressures facing households and businesses across southeastern Pennsylvania, PECO announced it is withdrawing its previously filed electric and natural gas distribution rate review filings with the Pennsylvania Public Utility Commission (PUC). The decision reflects a deliberate effort to prioritize customer affordability while continuing to deliver safe and reliable service. Customers and communities across the region are facing sustained financial strain driven by rising costs for housing, food, healthcare, transportation, energy supply costs, and other everyday essentials. Against that broader economic backdrop, and taking into consideration conversations with Governor Josh Shapiro, as well as input from customers, community partners, and stakeholders, PECO reassessed the cumulative impact of the proposed rate changes on customers and determined now is not the right time to move forward. “Keeping bills as low as possible through efforts like PECO’s $12.5 million Customer Relief Fund to help low- and middle-income customers struggling with high energy costs is a top priority,” said David Vahos, PECO president and CEO. “While our filing with the PUC would have provided needed improvements in safe and reliable energy delivery, we recognize that Pennsylvanians are struggling with basic necessities like gas, food, and energy and have decided to withdraw our proposal. We look forward to working with stakeholders across the region to find long-term solutions to high energy costs and to make needed investments at another time.” The withdrawn filings were intended to support near- and long-term electric and natural gas system modernization. However, it was determined that advancing those longer-term investments at this time would place additional strain on customers who are already managing significantly higher energy supply costs and broader cost-of-living challenges. This decision reflects a careful balance between customer affordability and the company's responsibility to deliver high-quality service for the long term. PECO is committed to putting customers and communities first and acting responsibly when making major decisions. The company will continue near-term investments focused on system safety, essential maintenance, operational integrity, and reliability standards customers depend on every day. Customers can expect continued strong reliability performance as PECO continues to manage costs responsibly. At the same time, PECO will continue evaluating longer-term grid modernization investments that support economic growth, job creation, and evolving energy needs across southeastern Pennsylvania. Withdrawing the filings gives the company the flexibility to better assess the timing, scope, and sequencing of those investments in the context of affordability and system priorities. The company will also refocus on efforts to enact changes that will help to drive down energy supply prices – costs that the company does not control or profit from – to ensure adequate energy supply is available to meet rising demand. This continued “all-of-the-above” strategy is essential to continued affordability and reliability. Safety remains non-negotiable. This strategic pivot does not change how PECO operates or protects its electric and natural gas systems, its employees, or the communities it serves. PECO remains committed to a strong, transparent partnership with the PUC and will continue engaging regulators and stakeholders as it evaluates the appropriate path forward. # # # PECO, founded in 1881, is Pennsylvania's largest electric and natural gas delivery company. Headquartered in Philadelphia, PECO delivers energy to nearly 1.7 million electric customers and more than 556,000 natural gas customers in southeastern Pennsylvania. The company's 3,100 employees are dedicated to the safe and reliable delivery of electricity and natural gas as well as enhanced energy management conservation, environmental stewardship and community assistance. PECO is a subsidiary of Exelon Corporation (Nasdaq: EXC), a Fortune 200 company and one of the nation’s largest utility companies, serving almost 11 million customers through six fully regulated transmission and distribution utilities. For more information visit PECO.com, and connect with the company on Facebook, X, and Instagram.